Exhibit 5.1

53rd at Third
885 Third Avenue
New York, New York 10022-4802
Tel: (212) 906-1200 Fax: (212) 751-4864
www.lw.com

FIRM / AFFILIATE OFFICES
	Boston	New Jersey
	Brussels	New York
	Chicago	Northern Virginia
	Frankfurt	Orange County
	Hamburg	Paris
September 30, 2004	Hong Kong	San Diego
	London	San Francisco
	Los Angeles	Silicon Valley
	Milan	Singapore
Compass Minerals	Moscow	Tokyo
8300 College Boulevard		Washington, D.C.
Overland Park, Kansas 66210
File No. 033446-0002

Re:                               Registration Statement on Form S-8 with respect to 60,000
shares of Common Stock, par value $.01 per share

Ladies and Gentlemen:

In connection with the preparation and filing by Compass Minerals International, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the issuance by the Company of 60,000 shares (the “Shares”) of the Company’s Common Stock, par value $.01 per share, pursuant to the Company’s Directors’ Deferred Compensation Plan (the “Plan”), you have requested our opinion with respect to the matters set forth below.

In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed.  In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or any other laws, or as to any matters of municipal law or the laws of any local agency within any state.

Subject to the foregoing, it is our opinion that the Shares have been duly authorized and, upon the issuance of the Shares in accordance with the terms set forth in the Plan, such Shares will be validly issued, fully paid and nonassessable.

We consent to your filing this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ LATHAM & WATKINS LLP
LATHAM & WATKINS LLP